Exhibit 5
[LETTERHEAD OF WISE CARTER CHILD & CARAWAY]
February 17, 2011
Sanderson Farms, Inc.
Post Office Box 988
Laurel, Mississippi 39441
Gentlemen:
     We have acted as corporate counsel to Sanderson Farms, Inc., a Mississippi corporation (the “Corporation”), in connection with a review of the Registration Statement on Form S-8 as prepared by special securities counsel, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of 1,250,000 shares (the “Shares”) of the common stock, par value $1.00 per share (the “Common Stock”), of the Corporation for issuance pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan as amended and restated on February 17, 2011 (the “Plan”).
     In rendering this opinion, we have examined (i) the Articles of Incorporation and By-Laws, both as amended, of the Corporation; (ii) the Plan; (iii) minutes and records of the corporate proceedings of the Corporation with respect to the adoption of the Plan and the issuance of the Shares pursuant thereto; (iv) certificates of certain officers and directors of the Corporation; and (v) such other documents as we have deemed relevant or necessary as a basis for the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures and the conformity to originals of all copies submitted to us as certified, conformed or reproduction copies. As to various questions of fact material to the opinions hereinafter expressed, we have relied upon representations to us by officers and directors of the Corporation or its agents and upon the correctness of the factual representations made in minutes and records of corporate proceedings, without independent investigation or verification of the accuracy of any such representations.

Wise Carter
Sanderson Farms, Inc.
February 17, 2011

     Based upon and subject to the foregoing, in reliance thereon and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 1,250,000 shares of common stock covered by the Registration Statement available for issuance to participants under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.
     We are admitted to practice only in the State of Mississippi. We express no opinion as to the laws of any jurisdiction other than Mississippi and we do not express any opinion, either implicitly or otherwise, on any issue not expressly set forth herein.
     This letter is issued solely for your benefit and the benefit of Plan participants and only in connection with the transactions described herein. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement, but this opinion letter may not be otherwise used, circulated, relied upon, quoted or referred to by any other person or entity or for any other purpose without our prior written consent. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.
Sincerely yours,
/s/ Henry E. Chatham, Jr.
Henry E. Chatham, Jr.
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